Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

SVB Financial Group:

We consent to the incorporation by reference in the registration statement on Form S-8 of SVB Financial Group (formerly known as Silicon Valley Bancshares) (the “Company”) of our reports dated March 24, 2006, with respect to the consolidated balance sheets of SVB Financial Group and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of the Company.

Our report dated March 24, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment the following material weaknesses as of December 31, 2005:

•                  The Company did not have adequately designed internal controls in its financial reporting process related to the selection and application of U.S. generally accepted accounting principles (GAAP). Specifically, accounting policies, procedures and practices were not consistently developed, maintained or updated in a manner ensuring that financial statements were prepared in accordance with GAAP. Also, policies and procedures were not designed to consistently ensure the preparation and retention of adequate documentation to support key judgments made in connection with the selection and application of significant accounting policies within the Company’s financial reporting process. Finally, the Company’s policies and procedures did not consistently provide for effective analysis, implementation, and documentation of new accounting pronouncements.

•                  The Company did not maintain sufficient levels of appropriately qualified and trained personnel in its financial reporting processes. As a result, the Company did not establish internal control over financial reporting policies and procedures related to (a) the timely preparation of comprehensive documentation supporting management’s analysis of the appropriate accounting treatment for warrant derivative assets or other non-routine or complex transactions, and (b) the review of such documentation by qualified internal staff, assisted by external advisors as deemed necessary, to determine its completeness and the propriety of the Company’s conclusions.

/s/ KPMG LLP

San Francisco, California
May 30, 2006